Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Silvergate Capital Corporation, as the Buyer

and

Libra Association,

Diem Networks US HoldCo, Inc.,

Diem Networks US, Inc.,

Diem Networks II LLC,

Diem Networks LLC, and

Diem LLC, as the Sellers

dated as of

January 31, 2022

	(n)	Records and Systems	24
	(o)	Compliance and Related Matters	25
	(p)	Brokers’ Fees	28

5.	Survival; Recourse; Buyer Insurance		28

	(a)	Buyer’s Insurance Policy	28
	(b)	General Rule on Survival	28
	(c)	General Rule on Recourse	29
	(d)	Limited Indemnity by the Sellers	29
	(e)	Cap	30
	(f)	No Other Representations or Warranties	30
	(g)	Additional Limitations on Recourse	31

6.	Post-Closing Covenants		31

	(a)	Further Actions	31
	(b)	Later Identified Assets	31
	(c)	Litigation Support	31
	(d)	Buyer Post-Closing Obligations as to Registered Intellectual Property	31
	(e)	Solicitation and Hiring	32
	(f)	Non-Competition	32
	(g)	Proprietary Information	32
	(h)	Sharing of Data	32
	(i)	No Other Obligations or Liabilities	32

7.	Miscellaneous		33

	(a)	Press Releases and Public Announcements	33
	(b)	Third-Party Beneficiaries	33
	(c)	Entire Agreement	33
	(d)	Succession and Assignment	33
	(e)	Counterparts	33
	(f)	Headings	33
	(g)	Notices	34
	(h)	Governing Law	34
	(i)	Submission to Jurisdiction	34
	(j)	Amendments and Waivers	34
	(k)	Severability	35
	(l)	Expenses and Transfer Taxes	35
	(m)	Construction	35
	(n)	Incorporation of Exhibits and Schedules	35
	(o)	Additional Tax Matters	35

Exhibits

Exhibit A – Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Diem Payment Network Repositories

Exhibits C-1 and C-2 – Assignments of Intellectual Property

Exhibit D – Transition Services Agreement

Exhibit E – Registration Rights Agreement

Schedule 1(a)

Schedule 2(a)(i)

2

Schedule 2(a)(iii)

Schedule 2(a)(iv)

Schedule 2(h)(xi)

Schedule 2(h)(xii)

Schedule 2(j)

Sellers Disclosure Schedule

3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of the 31st day of January, 2022 (the “Effective Date”), by and among, on one hand, Silvergate Capital Corporation, a Maryland corporation (the “Company” or the “Buyer”), and on the other hand, Libra Association, a Swiss association (“Libra”), Diem Networks US HoldCo, Inc., a Delaware corporation that is a subsidiary of Libra (“Diem US Holdco”), Diem Networks US, Inc., a Delaware corporation that is a subsidiary of Diem US Holdco (“Diem US”), Diem Networks II LLC, a limited liability company organized under the laws of Switzerland and that is a subsidiary of Libra (“Diem II”), Diem LLC, a limited liability company organized under the laws of Switzerland and that is a subsidiary of Diem II (“Diem III”), and Diem Networks LLC, a limited liability company organized under the laws of Switzerland and that is a subsidiary of Diem III (“Diem I” and with each of Diem III, Diem II, Diem US, Diem US Holdco, and Libra, each a “Seller” and collectively, the “Sellers”). The Buyer and the Sellers are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers the Acquired Assets (as defined below) and assume the Assumed Liabilities (as defined below) for the Purchase Price (as defined below) and upon the terms and subject to the conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.            Definitions.

“Action” means any action, suit, audit, arbitration, proceeding, or investigation, at law or in equity, in each case, by or before any Governmental Entity or arbitrator.

“Acquired Assets” has the meaning set forth in Section 2(a) below.

“Affiliate” means, with respect to a Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person.

“Affiliate Transferee” has the meaning given to such term in the Registration Rights Agreement.

“Agreement” has the meaning set forth in the preface above.

“Assigned Contracts” has the meaning set forth in Section 2(a)(i).

“Assigned Inbound IP License” means any Assigned Contract that authorizes any of the Sellers to use or practice Intellectual Property Rights that are owned by a third party.

“Assumed Liabilities” has the meaning set forth in Section 2(b) below.

“Bank” means Silvergate Bank, a California commercial bank and a wholly owned subsidiary of the Company.

“Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Seller Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (a) otherwise exempt from ERISA by that or another section, (b) maintained outside the United States or (c) individually negotiated or applicable only to one person.

“Bribery Act 2010” has the meaning set forth in Section 4(o)(vii).

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Insurance Policy” means an insurance policy selected by the Buyer (and reasonably acceptable to the Sellers) with coverage incepting on or after the Effective Date with respect to the representations and warranties of the Sellers under Section 3 and the other matters covered by such policy.

“Buyer’s Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“CDFPI” has the meaning set forth in Section 4(o)(iv).

“Closing” has the meaning set forth in Section 2(g) below.

“Closing Date” has the meaning set forth in Section 2(g) below.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Company Reports” has the meaning set forth in Section 4(o)(iv).

“Company’s Securities Documents” has the meaning set forth in Section 4(h) below.

“Contract” means any contract, agreement, option, lease, license, note, bond, mortgage, indenture, obligation, commitment, or other legally-binding arrangement, whether written or oral, in each case as amended and supplemented from time to time.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property,” below.

“CRA” has the meaning set forth in Section 4(o)(iii).

“Date of Inception” means October 14, 2019.

“Diem Payment Network” means the blockchain based payment system comprised of the source code held in the GitHub repositories described on Exhibit B.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Employee” means employees (whether current or former or active or inactive) of a Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with a Seller, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which a Seller is or has been a general partner.

“Exchange Act” has the meaning set forth in Section 4(h) below.

“Exploit” means develop, modify, make, use, sell, have made, used and sold, import, reproduce, distribute, support, maintain, correct and create derivative works of. The noun “Exploitation” is given a correlative meaning to the term “Exploit.”

“FCPA” has the meaning set forth in Section 4(o)(vii).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Fraud” means actual and intentional fraud rather than constructive or equitable fraud or negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Entity” means any U.S. or foreign federal, state, or local government or governmental, regulatory or administrative authority, branch, office, agency, commission or other body; any court, tribunal or arbitral or judicial body (including any grand jury), whether domestic or foreign; or any securities exchange.

“Intellectual Property” or “Intellectual Property Rights” means all rights throughout the world (a) that are protected by copyright law, including rights in copyright registrations and applications therefor, rights in published and unpublished works of authorship, and rights in any unregistered copyrights (“Copyrights”); (b) that subsist in domain names; (c) that are protected under trademark and unfair competition law, including rights in trademarks, service marks, corporate names, trade names, logos, slogans, trade dress, and other similar identifiers of source or origin (registered and unregistered), together with the goodwill associated with any of the foregoing, and registrations and applications to register any of the foregoing (“Trademarks”); (d) that subsist in patents, in patent applications, in design registrations, in certificates of invention and other governmental grants for the protection of inventions or industrial designs, in utility models, in all divisions, continuations, continuations-in-part, reissues, renewals, reissues and extensions thereof, and in foreign counterparts and equivalents thereof (“Patents”); (e) that constitute Trade Secret Rights; (f) that subsist in mask works and registrations and applications therefor; (g) that are embodied in data, databases and data collections, whether registered or unregistered, and any applications for registration therefor; (h) that constitute industrial design rights and any registrations and applications therefor; and (i) that are equivalent rights to any of the foregoing. For the avoidance of doubt, the terms “registrations” and “applications” (as used above) include all renewals, restorations, corrections, reversions, reissues and modifications of such registrations and applications, as applicable.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all computers whether virtual or physical (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, in each of the foregoing, owned or licensed by the Sellers or any of their Subsidiaries.

“IT Systems and Data” has the meaning set forth in Section 4(o)(x).

“Knowledge of the Sellers” means the actual knowledge without independent investigation of each of Stuart Levey, Steve Bunnell, Christy Clark, Sterling Daines, Ian Jenkins, Kiran Raj, Cristina Vasile and Craig Young.

“Laws” means any applicable federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Later Identified Asset” has the meaning set forth in Section 6(b) below.

“Liability” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Libra Domain Names” means those domain names set forth in the Excel file entitled “Libra Association’s LIBRA Domain Names” that is included within Schedule 1(a).

“Libra Marks” means any Trademark incorporating the word LIBRA, and any derivatives and extensions thereof, together with the goodwill associated with any of the foregoing, and registrations and applications to register any of the foregoing (but, for clarity, the Libra Domain Names are not included in Libra Marks).

“Lien” means any mortgage, pledge, lien, charge, other security interest, or similar encumbrance.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of investigating.

“Material Adverse Effect” has the meaning set forth in Section 4(a) below.

“Object Code” means computer Software in binary form that is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“OFAC” has the meaning set forth in Section 4(o)(iv).

“Open Source License” means all licenses for Software, documentation or other material that is distributed as “free software” or “open source software” as these terms are understood by members of the free and open source communities, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license approved by the Open Source Initiative as set forth on www.opensource.org.

“Open Source Software” means any Software or materials governed by an Open Source License.

“Ordinary Course of Business” means the ordinary course of business of the Sellers consistent with past custom and practice.

“Party” has the meaning set forth in the preface above.

“Permitted Liens and Encumbrances” means (a) mechanic’s, materialmen’s, lessors, and similar Liens, (b) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) other Liens which do not materially and adversely impair the use or value of the Acquired Assets arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (d) other licensing obligations attendant to participating, in the Ordinary Course of Business, in standard-setting activities with respect to a standard setting organization or project, and (e) with respect to any leased or licensed asset or right, the terms and conditions of such lease or license and the rights of the lessor, lessee, licensor or licensee thereunder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means (i) any data or information that identifies or could reasonably identify, directly or indirectly, a natural person; and (ii) “personal data”, “personal information”, “protected health information” or “personal financial information”, each as such term is defined under any applicable Privacy Laws.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and that portion of a Straddle Period following the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of a Straddle Period prior to and including the Closing Date.

“Primary Strategic Contracts” has the meaning set forth in Section 3(j)(i) below.

“Privacy and Data Security Requirements” means (i) applicable Privacy Laws, (ii) obligations of Sellers under all Contracts to which any of the Sellers is a party that apply to the data security or Processing of Personal Data and (iii) all of the Sellers’ internal and publicly posted policies (including if posted on any of the Sellers’ products, services or websites) regarding data security or the Processing of Personal Data.

“Privacy Laws” means any Laws regulating data security or the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data means the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Purchase Price” has the meaning set forth in Section 2(f) below.

“Registered Intellectual Property” means the Intellectual Property listed on Schedule 1(a), which Schedule 1(a) enumerates the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, and date of filing or issuance, and, for clarity, the term “Registered Intellectual Property” expressly excludes the Libra Marks but includes the Libra Domain Names.

“Regulatory Authority” has the meaning set forth in Section 4(o)(iv).

“Sanctions” has the meaning set forth in Section 4(o)(ix).

“Section 1060 Allocation” has the meaning set forth in Section 2(j) below.

“Securities Act” has the meaning set forth in Section 4(h) below.

“Seller” has the meaning set forth in the preface above.

“Seller Benefit Arrangement” means any Benefit Arrangement maintained or contributed to by a Seller or any Subsidiary of a Seller, or as to which a Seller or any Subsidiary of a Seller has any Liability.

“Seller Benefit Plan” means any Benefit Plan maintained or contributed to by a Seller or any Subsidiary of a Seller, or as to which a Seller or any Subsidiary of a Seller has any Liability.

“Sellers Intellectual Property” means (i) Sellers Owned IP and (ii) Third-Party Licensed IP.

“Sellers Owned IP” means: (i) Registered Intellectual Property; (ii) Unregistered Intellectual Property; and (iii) remedies of Sellers against past, present and future infringements of such Registered Intellectual Property and Unregistered Intellectual Property.

“Sellers Operations” means the operations of the Sellers with respect to the development of the Diem Payment Network, as currently conducted, except that the term “Sellers Operations” expressly excludes anything related to the Libra Marks or the Libra Domain Names.

“Sellers Software” has the meaning set forth in Section 3(i)(xi) below.

“Silvergate Stock” has the meaning set forth in Section 2(f) below.

“SI Average Share Price” means the “Volume Weighted Average Price” per share of Common Stock (as determined by Bloomberg) for the twenty (20) trading days ending on and including the fifth trading day prior to the Effective Date.

“SI Intellectual Property” has the meaning set forth in Section 4(l) below.

“SI Permits” has the meaning set forth in Section 4(k) below.

“Software” means all (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, including all software implementations of algorithms, models and methodologies for any of the foregoing, whether in Source Code, Object Code or other form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, limited partnership, partnership, association, or other business entity (other than a corporation), a majority of the partnership, limited partnership, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether computed on a separate or consolidated, unitary or combined basis or in another manner, whether disputed or not, and imposed by any Governmental Entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Licensed IP” means Intellectual Property subject to an Assigned Inbound IP License.

“Trade Secret Rights” means rights in ideas, technology, information, or know-how where such ideas, technology, information, or know-how: (a) derive economic value, actual or potential, from not being generally known to or readily ascertainable by others; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. By way of example, the term “Trade Secret Rights” includes such rights in inventions, discoveries, methods, processes, technical data, specifications, research and development information, customer lists, formulas, algorithms, Source Code, designs, business plans, financial information, and confidential information.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property,” above.

“Transaction Agreements” means this Agreement, the Bill of Sale and Assumption Agreement, the IP Assignments, the Registration Rights Agreement, and the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, entered into by and among the Buyer and Diem US for the provision of those services identified therein by Diem US to the Buyer attached hereto as Exhibit D.

“Transfer Taxes” has the meaning set forth in Section 7(l) below.

“Unregistered Intellectual Property” means Intellectual Property that is owned by the Sellers and does not constitute Registered Intellectual Property, except that the term “Unregistered Intellectual Property” expressly excludes the Libra Marks and the Libra Domain Names.

2.            Basic Transactions.

(a)            Purchase and Sale. On and subject to the conditions of this Agreement, at the Closing the Buyer directly agrees to purchase, acquire and take assignment and delivery from the Sellers, and each Seller agrees to sell, transfer, convey, assign and deliver to the Buyer free and clear of all Liens (other than Permitted Liens and Encumbrances), all right, title, and interest of such Seller in, to and under those assets, properties and rights of the Sellers set forth below (collectively, the “Acquired Assets”):

(i)            Assigned Contracts. All Contracts described on Schedule 2(a)(i) that are then assignable in accordance with their terms, following (as and to the extent applicable and required under such Contracts) notice duly given by the Sellers (or an applicable Affiliate of a Seller) or pursuant to duly given third party consent to assignment on or before the Closing Date (the Contracts satisfying the foregoing requirements, the “Assigned Contracts”);

(ii)           Intellectual Property. All Sellers Owned IP;

(iii)          Tangible Personal Property. Those items of tangible personal property set forth on Schedule 2(a)(iii);

(iv)          Software and Repositories. All content, including without limitation Software, in the repositories set forth on Schedule 2(a)(iv), together with all administration rights and credentials thereto, as well as Sellers’ rights under any Open Source Licenses in or to any Open Source Software included or incorporated therein;

(v)           Books and Records. All papers, computerized databases (to be delivered electronically), and books and records of the Sellers that are available and reasonably accessible to the Sellers (collectively, “Records”), in any case to the extent relating to any Acquired Asset or Assumed Liability (it being understood that Sellers shall deliver the original version of any such Records to the extent such original Records are reasonably available and accessible); provided that Sellers may retain a copy thereof for use in connection with their compliance with (or to pursue their rights under) this Agreement and the other Transaction Agreements or applicable Law, to make Tax or other filings with Governmental Entities, or in connection with third party disputes; and

(vi)          Access Credentials. All user access credentials of the Sellers, including any “God Account”, administrator, or Super User access credentials of the Sellers, used in the development or operation of the Diem Payment Network.

(b)            Assumption of Certain Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing the Buyer shall assume and agree to pay, discharge or perform when due only the liabilities and obligations set forth below, in each case solely to the extent arising after the Closing (the “Assumed Liabilities”):

(i)            The obligations and liabilities of the Sellers under or related to the Assigned Contracts that have been validly assigned to the Buyer (including with respect to any post-Closing breach or default under such Contracts); provided, however, that, notwithstanding anything to the contrary in this Agreement, the Buyer is not assuming any obligations or liabilities of the Sellers for any breach or default under any Contract to the extent occurring at or before the Closing; and

(ii)           All obligations, liabilities, costs, expenses, and accounts payable attributable to, arising from or incurred in connection with the Acquired Assets or the Buyer’s ownership or operation thereof, including, without limitation, with respect to all Assigned Contracts including acceptance of assignment of all such Contracts that a Seller assigns to the Buyer; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Buyer is not assuming any obligations or liabilities of the Sellers for any infringement related to any Intellectual Property to the extent occurring at or before the Closing.

The Buyer is not assuming and shall not be deemed to have assumed any obligations or liabilities of the Sellers other than the Assumed Liabilities specifically described above. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not assume, and the Sellers shall retain, the Retained Liabilities.

(c)            Retained Assets. Notwithstanding anything to the contrary, all other assets of the Sellers which are not Acquired Assets or Later Identified Assets are specifically excluded from the sale, transfer, conveyance, assignment and delivery to the Buyer (the “Retained Assets”). Notwithstanding any provision of Section 2(a) or Section 6(b) to the contrary, each of the following shall be deemed a Retained Asset and shall not be an Acquired Asset or Later Identified Asset: (i) all cash and cash equivalents of the Sellers, and all bank accounts of the Sellers, (ii) all employee benefit plans (including any assets thereof) and insurance policies of the Sellers, (iii) all permits, licenses, authorizations, approvals, consents and franchises of the Sellers issued by any Governmental Entity, and all Contracts of the Sellers other than the Assigned Contracts, (iv) all rights of the Sellers under this Agreement or any other Transaction Agreement, (v) all corporate seals, stock record books, corporate record books, and minute books (including minutes of meetings of directors and shareholders or committees thereof), (vi) all Records having to do with the organization or capitalization of the Sellers, or that are in the nature of electronic mail, or that are not transferable to (or may not be provided to) the Buyer under applicable law, or to the extent relating to Retained Assets or Retained Liabilities, (vii) all issued or outstanding securities of the Sellers, and all rights of the Sellers against the holders thereof or under the agreements relating to the issuance thereof or with securityholders of the Sellers, (viii) all Tax Returns of the Sellers, all Tax assets of the Sellers, and all Tax refunds of the Sellers, (ix) all laptop computers, cell phones and other tangible personal property of the Sellers, except for those set forth on Schedule 2(a)(iii), (x) the Libra Marks, and (xi) all present and future claims, warranties, causes of action, choses in action, and other rights with respect to any Retained Asset or Retained Liability.

(d)            Retained Liabilities. Except for the liabilities and obligations of the Sellers specifically assumed in accordance with Section 2(b), the Sellers are retaining any and all other liabilities and obligations of the Sellers (the “Retained Liabilities”). The Retained Liabilities shall include all liabilities and obligations of the Sellers:

(i)            for (A) any Taxes of the Sellers, (B) any Liability of Sellers for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Sellers are transferring the Acquired Assets), and (C) any Liability of Sellers for the unpaid Taxes of any Person under United States Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case subject to Section 7(l) and Section 7(o) below;

(ii)           for all accounts and notes payable outstanding as of or prior to the Closing;

(iii)          for costs and expenses (including all fees and expenses of legal counsel, financial advisors, accountants and other advisors) incurred by any Seller in connection with the execution or delivery of this Agreement (or the negotiation hereof) or the consummation of the transactions contemplated by this Agreement;

(iv)          for wages, remuneration and all other liabilities associated with (A) the employment of each Employee and engagement of independent contractors for periods prior to the Closing; and (B) the employment of each Employee for periods with respect to which such Employee is employed by a Seller on and after the Closing; and (C) the termination by the Sellers of the Employees’ employment or engagement with the Sellers, including payment for any severance, notice, or other termination payments or benefits due to any Employee as a result of his/her termination, including pursuant to any retention agreement;

(v)          (A) for payments to employees required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and similar state or local laws and liabilities associated with the WARN Act and similar state and local laws relating to any plant closing or mass layoff occurring on or before the Closing, including, without limitation, any payments in connection with this transaction; or (B) for any and all workers’ compensation claims (if any) incurred by an Employee on or before the Closing or incurred by an Employee for periods with respect to which such Employee is employed by a Seller on and after the Closing;

(vi)          to pay severance benefits due under any Seller Benefit Plan or Seller Benefit Arrangement to any Employee whose employment with a Seller is terminated in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities associated with the termination of employment of such Employees with a Seller at or prior to the Closing under any law;

(vii)         associated with any Seller Benefit Plan or Seller Benefit Arrangement; or

(viii)        under this Agreement or any other Transaction Agreement.

(e)            [Intentionally Omitted].

(f)             Purchase Price. The purchase price for the Acquired Assets shall be Two Hundred One Million One Hundred Fifty Thousand United States Dollars ($201,150,000) (the “Purchase Price”), payable in the following manner at the Closing: (i) Fifty Million United States Dollars ($50,000,000) in cash (the “Cash Consideration”), payable by wire transfer in immediately available funds to accounts designated by the Sellers (which accounts the Sellers shall have notified Buyer of in writing prior to the Closing), and (ii) One Hundred Fifty One Million One Hundred Fifty Thousand United States Dollars ($151,150,000) (the “Stock Consideration Value”), payable in shares of Common Stock (the “Stock Consideration”) issued and delivered to the Sellers according to an allocation determined by the Sellers (which allocation the Sellers shall have notified Buyer of in writing prior to the Closing). The total number of shares of Common Stock to be issued to the Sellers shall be determined by dividing the Stock Consideration Value by the SI Average Share Price (such shares, collectively, the “Silvergate Stock”).

(g)            The Closing. The closing of the purchase of the Acquired Assets and the assumption of the Assumed Liabilities and the payment of the Cash Consideration and issuance of the Stock Consideration contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures, commencing at 1:30 p.m. Pacific Time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as the Sellers and the Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” All actions to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously, and no actions will be deemed taken or any documents executed and delivered until all have been taken, executed and delivered. Title to the Acquired Assets shall pass from the Sellers to the Buyer on the Closing Date in accordance with this Agreement. Simultaneously with the consummation of the transfer, the Sellers, through its officers, agents, and employees, shall put the Buyer in actual possession and operating control of the Acquired Assets as contemplated by this Agreement.

(h)            Deliveries at the Closing. At the Closing, the following actions will be taken:

(i)            The Buyer shall deliver to the Sellers the Cash Consideration in accordance with Section 2(f);

(ii)           The Buyer shall issue to the Sellers the Stock Consideration in the form of shares of the Silvergate Stock in book-entry form with the Buyer’s Transfer Agent, registered in the name of the Sellers or their designees (per Sellers’ instructions), in accordance with Sections 2(f) above and 2(i) below;

(iii)          Diem US Holdco and Diem US shall, to the extent applicable, have delivered to the Buyer certifications satisfying the requirements of Treasury Regulations Section 1.1445-2(c);

(iv)          The Sellers shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, a duly executed Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit A (the “Bill of Sale and Assumption Agreement”);

(v)           [Intentionally Omitted];

(vi)          The Sellers shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, a duly executed domain name transfer agreement and a duly executed trademark assignment agreement attached hereto as Exhibit C-1 and Exhibit C-2 respectively (the “IP Assignments”);

(vii)         The Sellers shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, a duly executed Transition Services Agreement attached hereto as Exhibit D;

(viii)        The Sellers shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, a duly executed Registration Rights Agreement attached hereto as Exhibit E (the “Registration Rights Agreement”);

(ix)          Each Seller shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, a certificate duly executed by an authorized signatory of such Party verifying an attached copy of resolutions of the board of directors or equivalent approval authority of such Party approving the transactions contemplated by this Agreement and authorizing the execution of this Agreement and the other Transaction Agreements;

(x)            The Sellers shall, to the extent applicable, deliver executed IRS Forms W-9 or W-8 to Buyer;

(xi)           Any and all security interests that are set forth on Schedule 2(h)(xi) and held by one or more banks in the Sellers Owned IP shall have been released effective on the Closing;

(xii)           The Sellers shall have obtained (or caused to be obtained) and deliver to the Buyer the third party consents identified on Schedule 2(h)(xii).

(i)            Silvergate Stock. At the Closing, the shares of the Silvergate Stock comprising the Stock Consideration will be issued in a private placement pursuant to the requirements of Regulation D promulgated under the Securities Act (“Regulation D”) in book-entry form with the Buyer’s Transfer Agent, registered in the name of the Sellers or their designees (per Sellers’ instructions). When issued in accordance with the terms of this Agreement, such shares of the Silvergate Stock will be duly authorized, validly issued, fully paid and nonassessable. Such shares of the Silvergate Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be “restricted securities” as such shares will not be registered under the Securities Act or any applicable state securities law and will be subject to the restrictive covenants set forth in the Registration Rights Agreement.

(j)            Purchase Price Allocation. No later than 30 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers for their review and comment a statement setting forth the allocation of the sum of the Purchase Price, plus the Assumed Liabilities, plus any other amounts required by applicable Tax law to be so allocated, among the Acquired Assets (the “Section 1060 Allocation”), which allocation shall be made in accordance with Section 1060 of the Code, Treasury Regulations thereunder, and any similar provision of state, local, or non-U.S. law, as appropriate; provided that, regardless, the allocation of the total Purchase Price among the Sellers shall be in accordance with Schedule 2(j), and, for each Seller that is allocated Purchase Price on Schedule 2(j), the portion of the total Purchase Price allocated to such Seller shall, for U.S. tax purposes, be apportioned between Stock Consideration (as determined for U.S. federal income tax purposes) and Cash Consideration in the same ratio that the total Stock Consideration (as determined for U.S. federal income tax purposes) bears to the total Cash Consideration to be paid by Buyer, notwithstanding how the Sellers direct the Purchase Price to be actually paid to them at Closing. If the Sellers disagree with the Section 1060 Allocation they shall notify the Buyer within 30 days of receipt of the Section 1060 Allocation from the Buyer and the Parties shall work together in good faith to resolve any differences; provided, however, if no such agreement can be reached with respect to the Section 1060 Allocation, such matter shall be submitted by the Parties to a mutually acceptable nationally recognized accounting firm to prepare the allocation, which shall be final and binding on the Parties. Any fees or expenses by such accounting firm shall be borne one half by the Sellers and one half by the Buyer. The Buyer and the Sellers and their respective applicable Affiliates shall report, act, and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with such Section 1060 Allocation. The Buyer and the Sellers shall each timely and properly provide all such documents, forms and other information as the other Party may reasonably request to prepare or comment on the Section 1060 Allocation. Neither the Sellers nor the Buyer or their respective Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(k)            Withholding. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. The Buyer shall pay any such withheld amounts to the appropriate Governmental Entity within the time periods required under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers. With respect to payments to a Governmental Entity outside the United States, with respect to which the Sellers requests an official receipt and an official receipt is available, the Buyer shall, promptly upon request provide the Sellers with an official receipt or a certified copy thereof evidencing such payment. The Parties will reasonably cooperate, to the extent reasonably requested and as permitted by applicable Law, in minimizing any such required withholding Taxes.

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3.            Representations and Warranties of the Sellers. Each Seller, jointly and severally, represents and warrants as to the following, except as set forth in the disclosure schedule accompanying this Agreement and delivered by the Sellers to the Buyer on the Effective Date (the “Disclosure Schedule”) and except that, notwithstanding anything to the contrary, the Sellers make no representations or warranties whatsoever with respect to the Libra Marks or (except only for the first sentence of Section 3(i)(xix)) the Libra Domain Names. The Disclosure Schedule is arranged in sections corresponding to the sections or subsections contained in this Section 3, each section of which qualifies only the specifically identified sections or subsections of this Section 3 to which such disclosure relates as well as all other sections or subsections of this Section 3 to which the applicability of such disclosure is reasonably apparent on its face (and does not qualify any other provision of this Section 3).

(a)            Organization of the Sellers. Libra is an association duly organized, validly existing, and in good standing (if such concept is applicable) under the laws of Switzerland. Each of Diem US Holdco and Diem US is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Diem II, Diem III and Diem I is a limited liability company duly organized, validly existing, and in good standing (if such concept is applicable) under the laws of Switzerland. Each Seller has all requisite corporate power and authority necessary to carry on its business as currently conducted and to own and use the properties owned and used by it.

(b)            Authorization of Transaction. Each Seller has full legal right, requisite power and authority (including full corporate or other entity power and authority) to enter into this Agreement and each other Transaction Agreement to which is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each such other Transaction Agreement and the consummation of the sale of the Acquired Assets and the other transactions contemplated hereby and thereby by each Seller have been duly and validly authorized by all necessary corporate or comparable action on the part of each Seller. This Agreement and each such other Transaction Agreement have been duly and validly executed and delivered by each Seller and constitute the valid and legally binding obligation of each Seller, enforceable against each Seller in accordance with their terms and conditions subject in the case of enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity (“Enforceability Exceptions”). No vote of any holders of common stock or other securities of any Seller is required in connection with the transactions contemplated by this Agreement that has not been obtained.

(c)            Permits. The permits, licenses and other authorizations issued by Governmental Entities and held by the Sellers (“Permits”), if any, are valid, in good standing and in full force and effect and are in all material respects adequate for the operation of the Sellers’ business as presently conducted on the date hereof by the Sellers. Each of the Sellers is in material compliance with all requirements thereof.

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(d)            Non-contravention. Neither the execution and delivery by the Sellers of this Agreement and each other Transaction Agreement to which they are a party, nor the consummation by them of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2 above), will: (i) except as would not be material, violate, conflict with, or result in a default under any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or any provision of their charters, bylaws, or other governing documents; (ii) to the Knowledge of the Sellers, conflict with, result in a breach of, or constitute a default under, result in the acceleration of any liability under, create in any party the right to terminate, modify, or cancel any right under, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers are a party or by which they are bound or to which any of their assets is subject; (iii) to the Knowledge of the Sellers, with or without notice or the passage of time or both, result in termination or impairment of, or require any notice, consent, approval or authorization under or with respect to, or the imposition or acceleration of any obligation under, any Permit of the Sellers; or (iv) result in the imposition or creation of a Lien upon the Acquired Assets other than Permitted Liens and Encumbrances. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except, in each case, as would not be material.

(e)            Brokers’ Fees. The Sellers have not incurred any liability or obligation, contingent or otherwise, to pay any fees or commissions to any broker, finder, or similar agent or to make any other similar payments with respect to and in connection with the transactions contemplated by this Agreement other than fees to be paid to Architect Partners.

(f)             Rights to Assets. Each Seller has good and valid title to, or a valid license to, each of its Acquired Assets on the Effective Date; provided, however, that this representation and warranty does not relate to title to and rights in Sellers Intellectual Property. Title to and rights in Sellers Intellectual Property are addressed in Section 3(i). Upon the purchase by the Buyer of the Acquired Assets, the Buyer will receive good and valid title to, or a valid license to, the Acquired Assets, free and clear of all Liens, except Permitted Liens and Encumbrances.

(g)            Legal Compliance. Since the Date of Inception the Sellers have complied and conducted, and as of the date hereof the Sellers are conducting, their operations in substantial compliance with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings thereunder) of federal, state, local, and non-U.S. governments (and all agencies thereof) and are not in violation of any of the foregoing which might materially and adversely affect the operations, affairs, properties, assets, profits or condition (financial or otherwise) of the Sellers, taken as a whole.

(h)            Tax Matters. Except as set forth in the corresponding section of the Disclosure Schedule:

(i)            All income and other material Tax Returns required to be filed on or before the Closing Date by the Sellers with respect to the Acquired Assets, Assumed Liabilities or the Sellers’ operations have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are, or will be when filed, true, complete and correct in all material respects. All Taxes due and payable by the Sellers with respect to the Acquired Assets or the Sellers’ operations, whether or not shown on any Tax Return, have been timely paid when due.

(ii)            The Sellers have complied with all laws relating to the payment and withholding of Taxes (including to any employee, independent contractor, creditor, customer, or shareholder) and have duly and timely paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all laws.

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(iii)           No claim has been made or asserted in writing against any Seller by any taxing authority in any jurisdiction where the Sellers do not currently file Tax Returns that any of the Sellers is or may be subject to taxation by that jurisdiction.

(iv)           All deficiencies asserted or assessments made against any Seller as a result of any examinations by any taxing authority of the Tax Returns of or related to the Sellers or the Acquired Assets have been fully paid.

(v)            There are no audits or, to the Knowledge of the Sellers, other actions or investigations by any taxing authority of any Tax Returns in progress related to the Sellers or the Acquired Assets, nor have the Sellers received any written notice from any taxing authority that it intends to conduct any such an audit, action, or investigation of or related to the Sellers or the Acquired Assets.

(vi)           There are no Liens with respect to Taxes upon any of the Acquired Assets other than Permitted Liens and Encumbrances.

(vii)          None of the Acquired Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code.

(i)            Intellectual Property.

(i)             Except as set forth in Section 3(i)(i) of the Disclosure Schedule, the Sellers (a) hold, free and clear of all Liens (other than Permitted Liens and Encumbrances), all right, title, and interest in and to the Sellers Owned IP and (b) hold, free and clear of all Liens (other than Permitted Liens and Encumbrances), a valid license in the Third-Party Licensed IP. There are no joint owners of any of the Sellers Owned IP. The Buyer shall own or have available for its use immediately following the Closing on substantially identical terms and conditions as it was used by the Sellers in the Sellers Operations immediately prior to the Closing: (x) each item of Sellers Owned IP and (y) each item of Third-Party Licensed IP. The appropriate Seller holds a valid, assignable license under each Assigned Inbound IP License.

(ii)            To the Knowledge of the Sellers, there are no inventorship challenges, opposition, cancellation or nullity proceedings or interferences declared, commenced or provoked, or proceedings pending at the Trademark Trial and Appeal Board or Patent Trial and Appeal Board, or to the Knowledge of the Sellers, threatened in writing against the Sellers, with respect to any Registered Intellectual Property. To the Knowledge of the Sellers, the Sellers have complied with their duty of candor and disclosure to the United States Patent and Trademark Office, the United States Copyright Office and any relevant state or foreign office or agent with respect to all Patent, Trademark and Copyright applications included in the Sellers Owned IP that have been filed by or on behalf of any of the Sellers and the Sellers have not made any material misrepresentation in such applications. There are no existing circumstances that would preclude the Buyer from having clear title to the Registered Intellectual Property upon Closing (other than Permitted Liens and Encumbrances) or that would preclude the registrability or, to the Knowledge of the Sellers, the enforceability of any Registered Intellectual Property.

(iii)            As of the Closing Date, the Diem Payment Network has been operational in a test environment and in a non-public production environment without being made operationally available commercially or to the general public. As of the Closing Date, there have been no third-party transactions executed on the Diem Payment Network other than test transactions, and, as of the Closing Date, there has been no revenue generated, by, through or on the Diem Payment Network.

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(iv)           No current or former director, officer, employee, contractor or consultant of any Seller or any of their Subsidiaries owns any rights in or to any Sellers Owned IP. All current and former directors, officers, employees, contractors and consultants of the Sellers or their Subsidiaries who contributed to the discovery, creation or development of any Sellers Owned IP did so pursuant to an executed, enforceable, valid written agreement that assigned all of his or her rights in the Sellers Owned IP to one or more Sellers or their Subsidiaries. No current or former directors, officers, employees, contractors or consultants of the Sellers or any of their Subsidiaries has made a written claim, or threatened in writing (or, to the Knowledge of the Sellers, otherwise threatened) to make any claim, of ownership or right, in whole or in part, to any Sellers Owned IP or to any remuneration in respect thereof.

(v)            Except as set forth on Section 3(i)(v) of the Disclosure Schedule, the conduct of the Sellers Operations, as currently conducted by the Sellers, does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party; provided that, with respect to their use of Open Source Software, Third-Party Licensed IP or other Intellectual Property licensed to them, the foregoing representation and warranty is only made to the Knowledge of the Sellers. Since the Date of Inception, none of the Sellers have received or been informed of any written communication that threatens, alleges or asserts that the conduct of the Sellers Operations has infringed, violated or misappropriated third party Intellectual Property Rights or that makes any request or demand for indemnification or defense from any third party claims that the conduct of the Sellers Operations infringed, violated or misappropriated third party Intellectual Property Rights. No claim is pending against the Sellers that alleges or asserts that the conduct of the Sellers Operations has infringed third party Intellectual Property Rights.

(vi)           To the Knowledge of the Sellers, no Person has infringed or is infringing the Sellers Owned IP. The Sellers have provided to the Buyer copies of all correspondence, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Sellers Owned IP.

(vii)          Section 3(i)(vii) of the Disclosure Schedule lists all actions that are required to be taken by the Company within ninety (90) days of the period following January 31, 2022 with respect to the material Registered Intellectual Property to maintain such Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such material Registered Intellectual Property.

(viii)         All assignments of Registered Intellectual Property to a Seller have been properly executed and recorded in the United States or other appropriate jurisdiction. Registrations with respect to Registered Intellectual Property are valid and in force, and pending applications to register Intellectual Property are in good standing. All Registered Intellectual Property is valid and enforceable and all issuance, renewal, maintenance and other payments that are due on or before the Closing with respect thereto have been timely paid by or on behalf of the Sellers.

(ix)            To the Knowledge of the Sellers, there are no facts or circumstances that would render any Third-Party Licensed IP invalid or unenforceable in material respect.

(x)             Except with respect to Source Code that has been made available as Open Source Software, the Sellers and their Subsidiaries have not delivered, licensed or made available, or obligated themselves (whether present, contingent, or otherwise) to deliver, license or make available, the Source Code for any Software included in the Sellers Owned IP to any escrow agent or other Person who is not a current or former employee, contractor or consultant of any Seller or any of their Subsidiaries under a duty of confidentiality with respect to such Source Code. To the Knowledge of the Sellers, there has been no unauthorized use, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any Source Code for any Software included in the Sellers Owned IP.

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(xi)            Section 3(i)(xi) of the Disclosure Schedule lists all (a) Open Source Software that any Seller has utilized or incorporated in the Software or Source Code it has developed, was developed for it or which was developed by, through, for or in conjunction with any consortium or organization (formal or informal) of which any Seller is a member, participant or contributor (collectively, the “Sellers Software”) and (b) Open Source Software tools that any Seller has specifically used to develop or test software in the Sellers Software. None of the Sellers has incorporated Open Source Software into, or combined or used Open Source Software with, any Sellers Software in a manner that requires, and has not distributed Open Source Software with any Sellers Software distributed or licensed by any Seller in a manner that requires, any Seller to grant to any third party any rights, licenses, or immunities under any Sellers Owned IP that require, as a condition to Exploit such Open Source Software, that other software (other than software which is licensed by a Seller or other licensors under an Open Source License) incorporated into, derived from or distributed with such Sellers Software be (x) disclosed or distributed in Source Code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

(xii)           To the Knowledge of the Sellers, no Software in the Sellers Software or otherwise used by the Sellers contains or includes any malicious traps, viruses, worms, trap doors, back doors, instruction or other malicious code introduced by any Seller which either alone or in combination with any other instruction or code will have any material adverse effect on the Sellers taken as a whole (whether permanent, temporary, irreversible or reversible) on any hardware, computer program or data of the Sellers Operations or its customers, including any deterioration in the performance of, damage to, or corruption of: (a) any computer equipment whatsoever (whether owned or used by Sellers Operations, any Seller or otherwise); (b) the Software in the Sellers Software or otherwise used in the Sellers Operations; or (c) any other computer program or data whatsoever (whether owned or used by the Sellers Operations or otherwise).

(xiii)          Other than the Sellers Operations’ security measures in place as of the Effective Date, and other than security, cryptographic, and other controls associated with the Sellers Software in the Ordinary Course of Business as of the Closing, there are no special hardware, passwords or other devices or means required for customers of any Seller to obtain the full licensed benefit and use of any Software in the Sellers Software.

(xiv)          To the Knowledge of the Sellers, no Software in the Sellers Software or otherwise used in the Sellers Operations: (a) contains malicious hidden files; (b) will maliciously replicate, transmit, or activate itself without control of a person operating computing equipment on which it resides; (c) will maliciously alter, damage, create vulnerabilities or erase any data or computer programs without control of a person operating the computing equipment on which it resides; (d) contains any malicious encrypted imbedded key, node lock, time-out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict use of access to any programs or data developed under this Agreement, based on residency on a specific hardware configuration, frequency of duration of use, or other limiting criteria, in any case that will have any material adverse effect on the Sellers taken as a whole.

(xv)           No Software used in the Sellers Software or otherwise used in the Sellers Operations includes master key access, ID, password features or other means for access except as set forth in applicable documentation.

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(xvi)         The Sellers have taken reasonable measures to protect the proprietary nature of each Trade Secret Right included as an item of Sellers Owned IP and to maintain in confidence all such Trade Secret Rights. The Sellers have complied with all applicable contractual and legal requirements pertaining to information privacy and security with respect to the Sellers Operations. Since the Date of Inception, no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made against any Seller or, to the Knowledge of the Sellers, threatened against any Seller. Since the Date of Inception, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of any Seller in connection with the Sellers Operations, or (ii) breach of the Sellers’ security procedures wherein any such confidential information related to the Sellers Operations has been disclosed to a third person.

(xvii)        Except as set forth in Section 3(i)(xvii) of the Disclosure Schedule, none of the Patents included in the Sellers Owned IP has been, or is required to be, licensed, or contributed to any industry standards bodies, special interest group, patent pools, or standard setting organization of which any Seller has been a founder, member or promoter of, or a contributor to.

(xviii)       No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution was used, directly or indirectly, to create, in whole or in part, any Sellers Owned IP, except for any such funding or use of facilities or personnel that does not (i) result in such Governmental Entity or institution obtaining any ownership of such Intellectual Property or (ii) place any restriction or obligation on the ownership or use by the Sellers of such Intellectual Property.

(xix)          The Sellers hold, free and clear of all Liens (other than Permitted Liens and Encumbrances), registrations for the Libra Domain Names. For clarity, except only for the preceding sentence, and notwithstanding anything else to the contrary herein, the Libra Domain Names are provided to Buyer “AS IS, WHERE IS” and without any other representations, warranties or covenants by Sellers, including with respect to any Intellectual Property Rights in the Libra Domain Names.

(j)            Contracts.

(i)             The Sellers have delivered or made available to the Buyer a correct and complete copy of any material Contract to which any Seller is a party and that has remaining executory obligations under it (but, in any event, excluding Benefit Plans and Benefit Arrangements as well as ordinary course purchase orders, sales orders and invoices) (collectively, such Contracts, the “Primary Strategic Contracts”).

(ii)            Except to the extent set forth in Section 3(j)(ii) of the Disclosure Schedule, (a) each Seller has complied with all material commitments and obligations applicable to it under the Primary Strategic Contracts, (b) each Seller is not in material default or breach under any such Primary Strategic Contract and has not received or given notice of default or breach thereunder and (c) to the Knowledge of the Sellers, no other party to such Primary Strategic Contract is in material default or breach thereunder. Except to the extent set forth in Section 3(j)(ii) of the Disclosure Schedule, all counterparties to the Assigned Contracts have a good working relationship with the Sellers, and, to the Knowledge of the Sellers, no such counterparty plans to terminate such relationship or materially reduce the economic value of such relationship to the Sellers.

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(iii)           Each Assigned Contract is the legal, valid and enforceable obligation of the Sellers and, to the Knowledge of the Sellers, the other parties thereto, subject to the Enforceability Exceptions. Except as described in Section 3(d) of the Disclosure Schedule, each such Assigned Contract is assignable by the Sellers to the Buyer in accordance with the terms of this Agreement without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof to the same extent as immediately prior to the Closing. Except as described in Section 3(j)(iii) of the Disclosure Schedule, no such Assigned Contract (a) contains any “most favored nation” pricing or similar provisions for the benefit of any customer of the Sellers, (b) requires the Sellers to purchase all of its requirements of any product or service from any party, (c) would, immediately after the Closing, restrict or purport to restrict the Buyer from conducting any business in any territory or market, or (d) would, immediately after the Closing, grant or purport to grant to any Person not a party to such Assigned Contract any license to use any Intellectual Property of the Buyer or any of its Affiliates, including any Sellers Owned IP, other than licenses to subcontractors under such Assigned Contracts to use (in connection with providing services thereunder) content, materials, data and other work that is the subject of the Assigned Contract. No Affiliate of any Seller is a party to or immediately after the Closing will have any direct or indirect interest in any such Assigned Contract.

(k)            Insurance. Section 3(k) of the Disclosure Schedule sets forth an accurate description of all insurance policies (including property, casualty, liability and other insurance) held by the Sellers and of all claims against such policies received for the past three (3) policy years. Such insurance policies are currently in full force and effect and shall remain in full force and effect in accordance with their terms through the Closing Date, and none of the Sellers is in material breach or default thereof. No insurance policy held by the Sellers has been cancelled in the last three (3) years preceding the date of this Agreement.

(l)             Condition and Sufficiency of Assets. Except as set forth on Section 3(l) of the Disclosure Schedule, (i) the Acquired Assets, together with the Retained Assets described in clauses (i) through (xi) of Section 2(c) above, constitute all assets, rights and properties, tangible or intangible, held by the Sellers that are used in, or necessary for, the conduct of the Sellers Operations, and (ii) none of the Sellers have sold, abandoned, or otherwise disposed of any material rights, properties or assets during the three months preceding the Effective Date.

(m)            Litigation. Except as set forth in Section 3(m) of the Disclosure Schedule, the Sellers are not (i) subject to nor, to the Knowledge of the Sellers, affected by any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) the subject of any Action, in law or in equity, nor, to the Knowledge of the Sellers, have any of the foregoing been threatened in writing against the Sellers, and no written notice of any such Action, whether pending or threatened, has been received by the Sellers, in any case that remains unresolved.

(n)            Employee Benefit Plans; Employees.

(i)             All of the Seller Benefit Plans and Seller Benefit Arrangements in which any of the current Employees participate are and have been established, registered, qualified, invested and administered in all material respects in accordance with their terms and all Laws, including all Tax Laws where the same is required for preferential Tax treatment. All obligations due regarding the Seller Benefit Plans and Seller Benefit Arrangements have been satisfied in all material respects, there are no outstanding breaches, defaults or violations by any Seller or, to the Knowledge of the Sellers, any other party to any Seller Benefit Plan or Seller Benefit Arrangement in any material respect, and no contributions, Taxes, penalties or fees are due and payable under or in respect of any of the Seller Benefit Plans or Seller Benefit Arrangements in any material respect. None of the Seller Benefit Plans or Seller Benefit Arrangements provide for retiree health benefits or for health benefits to retired employees or to the beneficiaries or dependents of retired employees, other than obligations under COBRA and similar laws. All group health plans of each Seller comply in all material respects with the requirements of COBRA to the extent applicable thereto.

(ii)            No Seller nor any ERISA Affiliate has ever maintained or contributed to an employee benefit plan that was ever subject to Section 412 of the Code or Title IV of ERISA. At no time has a Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

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(iii)            Each Employee has entered into an agreement concerning confidentiality and assignment of inventions with the Sellers. No current Employees are covered by unions or union agreements in respect of their relationship with the Sellers nor have any union organizational efforts occurred with respect to the such Employees in respect of their relationship with the Sellers in the three years preceding this transaction. Each Seller is in compliance in all material respects with all employment laws applicable to the such Employees and is not in breach in any material respect of any contract with any such Employee. Since the Date of Inception, there have been no material charges, suits, complaints, grievances, disciplinary matters or controversies pending or, to the Knowledge of the Sellers, threatened in writing, between the Sellers and any of the such Employees, in any case that remains unresolved.

(o)            Export, Sanctions and Anti-Corruption. Since the Date of Inception, each Seller has complied in all material respects with all applicable laws and regulations relating to international transactions involving transfers of commodities, Software, or technology, or the provision of services, including the Export Administration Regulations of the U.S. Department of Commerce, International Traffic in Arms Regulations of the U.S. Department of State, and foreign assets control regulations and Executive Orders administered by the U.S. Department of the Treasury. Except as expressly authorized by relevant Governmental Entities, the Sellers have not since the Date of Inception engaged in any transaction in, or with any person or entity in, controlled by or organized under the laws of Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine, or with any person or entity designated by a U.S. governmental entity as a target of sanctions or transaction restrictions under any of the foregoing laws or regulations, in any case in violation of applicable law. Each Seller has at all times operated in compliance in all material respects with (to the extent applicable) the U.S. Foreign Corrupt Practices Act of 1977, Bribery Act 2010, and other applicable anti-bribery and anti-corruption laws. To the Knowledge of the Sellers no person has since the Date of Inception engaged in any activity prohibited by any of the foregoing laws or regulations on behalf of the Sellers.

(p)            Data Privacy and Security.

(i)             Since the Date of Inception, the Processing of any Personal Data by any Seller and its Subsidiaries has not materially violated, and does not materially violate, any applicable Privacy and Data Security Requirements. There is no Action pending, asserted in writing or threatened in writing against any Seller or any of their Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the Knowledge of the Sellers, no valid basis exists for any such Action. Neither the Sellers nor its Subsidiaries have (i) received any written communications from or (ii) to the Knowledge of the Sellers, been the subject of any investigation by a data protection authority or any other Governmental Entity, in each of clause (i) and (ii), regarding data security or the Processing of Personal Data. The execution and performance of this Agreement by the Sellers will not materially breach or otherwise cause any material violation on the part of any Seller or any of its Subsidiaries of any applicable Privacy and Data Security Requirements.

(ii)            To the extent required by the Privacy and Data Security Requirements, each of the Sellers and their Subsidiaries have contractually obligated all data processors that Process Personal Data for or on behalf of the Sellers or any of their Subsidiaries to contractual terms relating to the protection and use of IT Assets, or Personal Data or confidential information thereon, that obligate such data processors to comply with all applicable Privacy and Data Security Requirements and to take reasonable steps to protect and secure Personal Data or confidential information from loss, theft, misuse or unauthorized use, access, modification or disclosure. To the Knowledge of the Sellers, there have not been any material violations of such contractual obligations.

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(iii)           To the Knowledge of the Sellers, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure or use, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data or confidential information related to the business of the Sellers or their Subsidiaries or (ii) any IT Assets that Process Personal Data related to the business of the Sellers or their Subsidiaries, its respective Personal Data processors, customers, subcontractors or vendors, or any other Persons on its behalf. Neither the Sellers nor their Subsidiaries has notified or, as of date of this Agreement, plans to notify, either voluntarily or as required by applicable Privacy and Data Security Requirements, any affected individual, any third party, any Governmental Entity or the media of any breach or non-permitted use or disclosure of Personal Data of the Sellers or their Subsidiaries.

(q)            Private Placement; Accredited Investor Status. Each Seller is and will be on the Closing Date an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D. Each Seller understands and acknowledges that the shares of the Silvergate Stock issued pursuant to the terms of this Agreement as Stock Consideration are being issued by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It further acknowledges and agrees that all book entries representing such shares of the Silvergate Stock will be annotated with a customary restrictive legend for “restricted securities” as contemplated by Regulation D (and Buyer shall cause such legend to be removed at such time as it is no longer applicable). Each Seller further acknowledges its responsibilities (i) under the Securities Act and, accordingly, will not sell or otherwise transfer such shares of the Silvergate Stock or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement, and (ii) under the restrictions imposed by the Registration Rights Agreement.

4.            Representations and Warranties of the Buyer. The Buyer represents and warrants as to the following:

(a)            Organization of the Buyer. The Company and each of its Subsidiaries have been duly organized, are validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization, have all power and authority necessary to own or hold its properties and to conduct its business in which it is engaged, and are duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its or their ownership or lease of property or the conduct of its or their businesses requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”). The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the most recent fiscal year.

(b)            Holding Company Status. The Company is duly registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act, as amended, 12 U.S.C. 1841 et seq, and is in compliance in all material respects with all applicable requirements. The Company owns, directly or indirectly, all of its interests in each of its Subsidiaries free and clear of any and all liens.

(c)            Organization of the Bank. The Bank is a state chartered bank under the laws of the State of California authorized to transact business as a state chartered bank and the charter of the Bank is in full force and effect.

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(d)            Company Capital Stock. The authorized capital stock of the Company consists solely of (i) 125,000,000 shares of Common Stock, of which 30,402,875 shares are issued and outstanding immediately prior to the Closing, 25,000,000 shares of the Company’s Class B Common Stock, par value $0.01 per share, no shares of which were issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of the Company’s preferred stock, par value $0.01 per share, of which 200,000 shares are issued and outstanding as of the date hereof. All of the Company’s issued shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, and were issued in compliance with federal and state securities laws. All of the issued shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)            Due Issuance. The shares of Silvergate Stock to be issued by the Company to the Sellers hereunder have been duly authorized and, upon payment and delivery in accordance with this Agreement, will be validly issued, fully paid and non-assessable, will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets is required for the issuance of the shares of Common Stock by the Company pursuant to the terms of this Agreement. Subject to the accuracy of the Sellers’ representations and warranties in Section 3(q), the offer, sale and issuance of the shares of Silvergate Stock to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and applicable state securities laws.

(f)             Authorization of Transaction. Each of the Company and the Bank has full legal right, requisite power and authority (including full corporate or other entity power and authority) to enter into this Agreement and each other Transaction Agreement to which is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and the Bank of this Agreement and each such other Transaction Agreement, the consummation of the purchase of the Acquired Assets and the other transactions contemplated hereby and thereby by each of the Company and the Bank have been duly and validly authorized by all necessary corporate or comparable action on the part of each of the Company and the Bank. This Agreement and each such other Transaction Agreement have been duly and validly executed and delivered by each of the Company and the Bank and constitute the valid and legally binding obligation of each of the Company and the Bank, enforceable against each of the Company and the Bank in accordance with their terms and conditions, subject to the Enforceability Exceptions. No vote of any holders of common stock or other securities of the Company or the Bank is required in connection with the transactions contemplated by this Agreement that has not been obtained.

(g)            Non-contravention. Neither the execution and delivery by the Buyer of this Agreement and each other Transaction Agreement to which the Company or Bank is a party, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2 above), will : (i) except as would not be material, violate, conflict with, or result in a default under any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or Bank is subject or, any provision of its charters, bylaws, or other governing documents; (ii) to the knowledge of the Buyer, conflict with, result in a breach of, or constitute a default under, result in the acceleration of, create in any party the right to terminate, modify, or cancel any right under, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or Bank is a party or by which it is bound or to which any of their assets is subject; (iii) to the knowledge of the Buyer, with or without notice or the passage of time or both, result in termination or impairment of, or require any notice, consent, approval or authorization under or with respect to, or the imposition or acceleration of any obligation under, any permit, license, franchise, contractual right or other authorization of the Company or Bank; or (iv) result in the imposition or creation of a Lien upon the assets of the Company or Bank other than Permitted Liens and Encumbrances. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except, in each case, as would not be material.

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(h)            Company Annual Report. The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the form filed or to be filed (collectively, “Company’s Securities Documents”) with the Commission, as of the date filed or to be filed, (A) complied (or will comply when filed) in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Company’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present when filed, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in the Company’s Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present when filed, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto except as may be noted therein. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(i)             Certain SEC and NYSE Matters. The Company is a “well-known seasoned issuer” (as defined in Rule 405) and eligible to use Form S-3. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company’s Securities Documents that are not resolved, or has received any written notice from the SEC or other Governmental Entity that such Company’s Securities Documents are being reviewed or investigated. To the knowledge of the Buyer, (i) none of the Company’s Securities Documents is subject to ongoing SEC review and (ii) there have not been any material complaints or concerns made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved. Since January 1, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

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(j)             Absence of Changes. Since September 30, 2021, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(k)            Permits. The Company and each of its Subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“SI Permits”) as are necessary under applicable law to own their properties and conduct their businesses, except for any of the foregoing that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and each of its Subsidiaries have fulfilled and performed all of their respective obligations with respect to the SI Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such SI Permits, except for any of the foregoing that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any revocation or modification of any such SI Permits or has any reason to believe that any such SI Permits will not be renewed in the ordinary course, except where such revocation, modification or failure to renew would not have a Material Adverse Effect.

(l)             Intellectual Property. (i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, Software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures and excluding generally commercially available “off the shelf” software programs licensed pursuant to shrink wrap or “click and accept” licenses) (collectively, the “SI Intellectual Property”) necessary for the conduct of their respective businesses; (ii) the Company and its Subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any SI Intellectual Property of any person; (iii) the Company and its Subsidiaries, have not received any written notice of any claim relating to SI Intellectual Property; and (iv) to the knowledge of the Buyer, the SI Intellectual Property of the Company and their Subsidiaries is not being infringed, misappropriated or otherwise violated by any person.

(m)           Proceedings. There are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries is the subject that if determined adversely to the Company or any of its Subsidiaries would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the performance of this Agreement or the consummation of the transactions contemplated hereby; and to the Buyer’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(n)            Records and Systems.

(i)             The Company and each of its Subsidiaries maintain a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. The Company and each of its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. As of the date of the most recent consolidated balance sheet of the Company and its consolidated subsidiaries reviewed or audited by Crowe LLP, there were no material weaknesses in the Company’s internal controls.

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(ii)            The Company and each of its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act), such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its Subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and its Subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(iii)           The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of, or become aware of, (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its Subsidiaries. There have been no significant changes in internal controls or in other factors that would significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(iv)           There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(o)            Compliance and Related Matters.

(i)             The Bank is “well-capitalized” as defined under applicable Federal Reserve regulations and has not been informed in writing by any Regulatory Authority (defined below) that its status as “well-capitalized” will change within one year, nor, to the knowledge of the Buyer, has the Bank been informed other than in writing by any Regulatory Authority that its status as “well-capitalized” will change within one year.

(ii)            The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, 12 U.S.C. 1811 et seq., and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions), and no proceeding for the modification, termination or revocation of such insurance are pending or, to the knowledge of the Buyer, threatened. The Bank is a member of the Federal Reserve System and is a member in good standing of the Federal Home Loan Bank System.

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(iii)           The Bank has received an overall Community Reinvestment Act (“CRA”) rating of at least “Satisfactory” and has not been informed in writing by any Regulatory Authority that it may receive a less than “Satisfactory” rating for CRA purposes within one year, nor, to the knowledge of the Buyer, has the Bank been informed other than in writing by any Regulatory Authority that it may receive a less than “Satisfactory” rating for CRA purposes within one year. The Buyer is not aware of any facts or circumstances that exist that would cause the Bank to be (A) not in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a CRA rating by federal or state bank regulators of lower than “Satisfactory,” or (B) not in material compliance with the privacy of customer information requirements contained in any federal and state privacy laws and regulations applicable to the Bank, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank, pursuant to 12 C.F.R. Part 364.

(iv)           The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws administered by, and all rules, regulations, directives, orders and decrees of, any federal, state, local or foreign regulatory, supervisory authority or enforcement agency, self-regulatory organization or governmental agency or body having jurisdiction over, or rulemaking authority with respect to, the Company or any of its Subsidiaries (each, a “Regulatory Authority”) (including, without limitation, the Federal Reserve, the FDIC, the California Department of Financial Protection and Innovation (“CDFPI”), the Consumer Financial Protection Bureau, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the Financial Crimes Enforcement Network of the U.S. Department of the Treasury) applicable to them, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. For the last five years, the Company and each of its Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the CDFPI and the FDIC, and any other applicable Regulatory Authorities, except where the failure to have filed such reports, registrations and statements would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the “Company Reports.” As of their respective dates, the Company Reports complied as to form in all material respects with all the rules and regulations promulgated by the Federal Reserve, the CDFPI and the FDIC and all other applicable Regulatory Authority, as the case may be.

(v)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the Company, the Bank, or any of the Company’s other Subsidiaries is a party to or otherwise subject to any order, decree, agreement, memorandum of understanding, corrective or cease and desist order, order of prohibition or suspension, written agreement or other written statement as described under 12 U.S.C. 1818(u) or other regulatory enforcement action, proceeding or order with or by, or is a party to or recipient of a commitment letter, supervisory letter or similar undertaking to or from, or is subject to any directive by, any Regulatory Authority (whether or not such Regulatory Authority has determined that publication would be contrary to the public interest) or has adopted any board resolutions at the request of any Regulatory Authority. Neither the Company nor any of its Subsidiaries has been advised by any Regulatory Authority in writing, nor, to the knowledge of the Buyer, has the Company or any of its Subsidiaries been otherwise advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, corrective or cease and desist order, order of prohibition or suspension, commitment letter, supervisory letter or similar undertaking or other written agreement or statement; and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any examination of the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(vi)           Neither the Company nor any of its Subsidiaries (A) is in violation of its charter or by-laws (or similar organizational documents), (B) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, (C) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or (D) has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (B), (C) and (D), to the extent any such conflict, breach, violation or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(vii)          Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Buyer, any directors or officers, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (i) made any unlawful contribution, gift, or other unlawful expense relating to political activity; (ii) made any direct or indirect bribe, kickback, rebate, payoff, influence payment, or otherwise unlawfully provided anything of value, to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, the “FCPA”)) or domestic government official; or (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended (the “Bribery Act 2010”), or any other applicable anti-bribery statute or regulation. The Company and its Subsidiaries and, to the knowledge of the Buyer, the Company’s affiliates, have conducted their respective businesses in compliance with the FCPA, Bribery Act 2010, and all other anti-bribery statutes and regulations in jurisdictions where the Company or any of its subsidiaries conducts business, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

(viii)         The operations of the Company and its Subsidiaries are and have been conducted during all periods for which financial statements are being presented in the Company’s Securities Documents in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder that have been issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Buyer, threatened.

(ix)            Neither the Company nor any of its Subsidiaries, directors or officers nor, to the knowledge of the Buyer, any agent, employee or affiliate of the Company or any of its Subsidiaries is: (i) currently subject to or the target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject or target of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria or the Crimea region of the Ukraine claimed by Russia). The Company and its Subsidiaries have not engaged in for the past five years and are not now engaged in any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction, is or was the subject or target of Sanctions.

(x)             (A)(x) To the knowledge of the Buyer, there has been no security breach, attack or other compromise of or relating to any of the Company’s or any of its Subsidiaries’ information technology and computer systems, networks, hardware, software, data, equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and its Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (B) the Company and its Subsidiaries have been in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to (x) the privacy and security of IT Systems and Data, (y) the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification and (z) the collection, use, transfer, storage, disposal and disclosure by the Company and its Subsidiaries of personally identifiable information and/or any other information collected from or provided by third parties, except, in the case of this clause (B), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (C) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery and security plans, procedures and facilities for their respective businesses consistent with industry standards and practices; and (D) the Company and its Subsidiaries have taken commercially reasonable steps to protect the IT Systems and Data.

(p)           Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or similar agent or to make any other similar payments with respect to and in connection with the transactions contemplated by this Agreement, other than fees to be paid to Goldman Sachs & Co. LLC.

5.            Survival; Recourse; Buyer Insurance.

(a)            Buyer’s Insurance Policy. Buyer represents and warrants that it has retained Lockton as its broker with respect to the procurement of the Buyer’s Insurance Policy and has entered into a non-binding term sheet with an insurer to provide the Buyer’s Insurance Policy. From and after the Closing, Buyer will continue to use its reasonable best efforts to obtain the Buyer’s Insurance Policy as promptly as possible after the Closing. Buyer shall cause the Buyer’s Insurance Policy to provide that, except in the case of a claim for Fraud against one or more of the Sellers, the insurer may not seek or enforce, and shall forego, any and all subrogation or other rights against any Seller Party. Further, after the Closing, and for the term of the Buyer’s Insurance Policy, Buyer and its Affiliates will not amend, waive, or otherwise modify the Buyer’s Insurance Policy or any coverage thereunder in any manner that would allow the insurer thereunder to subrogate or otherwise make or bring any claims or proceedings against any Seller Party based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, except in the event of Fraud by a Seller.

(b)            General Rule on Survival. The Parties agree that (i) except only to the extent provided in Section 5(d) below in the limited circumstance described therein, the representations and warranties of the Sellers in this Agreement or in any certificate delivered at the Closing shall terminate with no further liability effective as of the Closing, and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, other than in the case of Fraud by the Sellers and (ii) the representations and warranties of the Buyer in this Agreement shall survive the Closing for a period of one year and thereafter shall terminate; provided that any claim in respect of any breach of or inaccuracy in any of the representations and warranties of the Buyer in this Agreement made before the expiration of such one-year period shall survive and be preserved until such claim is finally resolved. None of the covenants of any Party required to be performed by such Party prior to the Closing shall survive the Closing. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall limit or waive (x) any Party’s remedies in the event of Fraud by the other Party, or (y) any rights of Buyer pursuant to the terms of Buyer’s Insurance Policy.

(c)            General Rule on Recourse. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud by the Sellers, and except to the extent provided in Section 5(d) below with respect to the representations and warranties of the Sellers in Section 3 of this Agreement or in any certificate delivered at the Closing in the limited circumstance described in Section 5(d) below, (i) the Buyer’s Insurance Policy (whether or not it is ultimately bound, and whether or not the Buyer’s Insurance Policy is available or sufficient to cover the applicable Losses) shall be the sole and exclusive remedy of Buyer and its Affiliates and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Buyer Insured Parties”) for any and all claims and Losses of whatever kind and nature, in law, equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to the Acquired Assets, the Assumed Liabilities, the pre-Closing operations or business of the Sellers, or any inaccuracy or breach of any representation or warranty of the Sellers contained in this Agreement or in any certificate delivered at the Closing (collectively, “Buyer Claims”), and no Buyer Insured Party shall have any recourse against the Sellers or their Affiliates and their respective officers, directors, managers, shareholders, securityholders, members, employees, successors and permitted assigns (collectively, the “Seller Parties”) with respect to any Buyer Claim, and (ii) in the event that the amounts available under Buyer’s Insurance Policy are insufficient to pay any Buyer Insured Party any amounts claimed by such Buyer Insured Party in respect of any Buyer Claim, or if the Buyer does not procure or maintain such policy, or if such policy is not available to provide coverage, and regardless of whether or not the Buyer Insured Parties have any other source of recourse, the Buyer Insured Parties shall not be entitled to collect any amounts from or seek recourse against any Seller Party, and no Seller Party shall have any Liability for any Buyer Claim.

(d)            Limited Indemnity by the Sellers. If Buyer is unable to obtain the Buyer’s Insurance Policy within 14 days after Closing despite using its reasonable best efforts throughout such period (and, for clarity, any exclusions or areas of heightened underwriting identified by the insurer as of the Closing, and for further clarity not taking into account any new exclusions or areas of heightened underwriting identified by the insurer during the underwriting process after Closing, shall not serve as the basis to claim inability to obtain a policy), then:

(i)             the representations and warranties of the Sellers in Section 3 of this Agreement or in any certificate delivered at the Closing shall instead survive the Closing for 90 days and then shall terminate with no further liability, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, including under Section 5(d)(ii), other than in the case of Fraud by the Sellers; provided that any claim for indemnification pursuant to Section 5(d)(ii) that is brought in accordance with Section 5(d)(iii) before the expiration of such 90 day period shall survive and be preserved until such claim is finally resolved;

(ii)            the Sellers shall indemnify and hold harmless Buyer from and against all Losses that they suffer or incur as a result of the breach of any representation or warranty made by the Sellers in Section 3 of this Agreement or in any certificate delivered at the Closing; provided that:

(A)          the Sellers shall have no liability for (and Buyer shall not be entitled to bring a claim against the Sellers in respect of) any Losses subject to indemnification pursuant to Section 5(d)(ii) unless and until the aggregate, cumulative amount of all such Losses exceeds $1,000,000 and then only for such Losses in excess of such amount;

(B)          the Sellers’ aggregate, cumulative liability under Section 5(d)(ii) shall not in any event exceed an amount equal to 10% of the Stock Consideration Value;

(C)          such Losses shall be reduced by any indemnification, contribution, compensation or other payment by any third party to, or other benefit realized by, Buyer with respect to such Losses, and Buyer shall take reasonable efforts to collect from any applicable third party with respect thereto and to mitigate such Losses in accordance with applicable Law; and

(D)          Buyer’s sole and exclusive recourse for any amounts finally determined to be owed pursuant to Section 5(d)(ii) shall be the Stock Consideration held by the Sellers (and for such purpose each share of Stock Consideration shall be valued at the SI Average Share Price, as appropriately adjusted for share splits or similar events), and no other assets of any Seller shall be used to satisfy any such liability; provided that the Sellers may, at their election, instead settle any such liability in cash;

(iii)           if Buyer becomes aware of any claim subject to indemnification pursuant to Section 5(d)(ii), Buyer shall give prompt written notice thereof to Sellers specifying with reasonable detail (to the extent available) the basis for such claim and a good faith estimate of the amount thereof, but failure to give such notice shall not affect their right to indemnification except to the extent the Sellers’ are prejudiced thereby or their indemnity obligations are increased thereby. If Sellers do not by written notice to Buyer dispute such claim within 30 days of receipt thereof, they shall be deemed to have accepted such claim; if they do dispute such claim, and if the parties cannot resolve such dispute, the claim shall be resolved pursuant to Section 7(i);

(iv)           if the claim for indemnification involves a claim by an unrelated third party against Buyer, Buyer shall control the defense thereof, but the Sellers shall be entitled to participate in such defense, and Buyer shall keep the Sellers reasonably informed in respect thereof and shall not settle any such claim without Sellers’ consent (not to be unreasonably withheld);

(v)            this Section 5(d) shall be the sole and exclusive remedy of Buyer with respect to the representations and warranties made by the Sellers in Section 3 of this Agreement or in any certificate delivered at the Closing, and the Sellers shall have no Liability whatsoever therefor other than as provided in and on the terms and conditions of this Section 5(d) except in the case of Fraud by the Sellers. For clarity, Section 5(c) shall continue to apply with respect to all other Buyer Claims, and, in accordance therewith, the Sellers shall have no Liability whatsoever with respect thereto; and

(vi)           Buyer shall confer regularly with the Sellers during the 14-day period in respect of the progress and status in obtaining the Buyer’s Insurance Policy.

(e)           Cap. In the case of Fraud by the Sellers, the maximum amount payable by Sellers for any Losses of Buyer arising out of, or related to any inaccuracy or breach of any representation or warranty of Sellers contained in Section 3 shall be the Purchase Price.

(f)            No Other Representations or Warranties.

Notwithstanding anything to the contrary, the Buyer agrees that, except only for the representations and warranties made by the Sellers in Section 3 of this Agreement, (i) no Seller Party makes or has made any representation or warranty of any kind or nature, express or implied, with respect to the Seller Parties, the Acquired Assets, the Assumed Liabilities, the Retained Assets, the Retained Liabilities, the transactions contemplated by this Agreement, the subject matter of this Agreement or any other Transaction Agreement, or any statements made or information provided or made available in connection with the transactions contemplated by this Agreement or any other Transaction Agreement (including in any data room, information statement, offering memoranda, or similar document, or in any diligence calls or discussions, or in any presentations or meetings, or otherwise), including as to the accuracy or completeness thereof, and (ii) the Buyer has not relied on any representations or warranties by any Seller Party of any kind or nature, express or implied, or on any statements made or information provided or made available in connection with the transactions contemplated by this Agreement or any other Transaction Agreement (including in any data room, information statement, offering memoranda, or similar document, or in any diligence calls or discussions, or in any presentations or meetings, or otherwise).

(g)           Additional Limitations on Recourse. Notwithstanding anything to the contrary, none of (i) any member of Libra, or any officer, director, manager, investor, shareholder, member, limited or general partner, or employee thereof, (ii) any holder of any Convertible Investment Security issued by Diem II, or any officer, director, manager, investor, shareholder, member, limited or general partner, or employee thereof, or (iii) any officer, director, manager or employee of any Seller, shall in any case have any Liability to Buyer for any matter related to any Seller, this Agreement, the subject matter of this Agreement, or the transactions contemplated by this Agreement, and Buyer shall not have any recourse against any of them therefor.

6.             Post-Closing Covenants.

(a)           Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request; provided, however, that, the Sellers shall only be required to take any such further action for a period of 90 days following the Closing.

(b)           Later Identified Assets. For a period of 90 days following the Closing, if either the Buyer or the Sellers in good faith identifies any asset owned by the Sellers that is properly transferable as an Acquired Asset that is not a Retained Asset described in clauses (i) through (xi) of Section 2(c), is assignable to the Buyer, and was not included in the Acquired Assets transferred at the Closing (any such asset, a “Later Identified Asset”), then either the Buyer or the Sellers, as applicable, will provide written notice to the other Party identifying such Later Identified Asset, and if the other such party mutually agrees, which such agreement shall not be unreasonably withheld, with such classification, the Sellers will use commercially reasonable efforts to as promptly as practicable transfer such Later Identified Asset to the Buyer. In the event of a dispute regarding the classification of an asset as a Later Identified Asset, a representative of each Party shall meet and discuss such classification in good faith.

(c)           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Action (in each case against a third party) in connection with: (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, Action, failure to act, or transaction on or prior to the Closing Date involving the Sellers Operations, the other Party will reasonably cooperate with the contesting or defending Party and its counsel by making available its relevant personnel (if any) and relevant books and records (if any) as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that, Sellers shall only be required to provide such cooperation to the Buyer for a period of 90 days following the Closing.

(d)           Buyer Post-Closing Obligations as to Registered Intellectual Property. For the further avoidance of doubt, after the Closing, the Buyer shall be responsible, at its sole cost and expense, for recording applicable assignments to Registered Intellectual Property and for prosecuting applications for, and maintaining registrations as to, Registered Intellectual Property, and the Sellers shall have no obligation to assist the Buyer with respect to such activities. In addition, for a period of 90 days after the Closing the Sellers shall reasonably cooperate with the Buyer (at Buyer’s expense) to effectuate the assignment of the Bulgarian Marks from BK Services AG to the Buyer (or its designee), where the “Bulgarian Marks” means the DIEM and DIEM (and design) trademark registrations in Bulgaria.

(e)           Solicitation and Hiring. After the Closing Date, the Sellers shall not, either directly or indirectly, (a) solicit or attempt to induce any employee of Buyer to terminate his or her employment with the Buyer or any Affiliate of the Buyer or (b) hire or attempt to hire any employee of Buyer.

(f)            Non-Competition. After the Closing Date, the Sellers shall not, either directly or indirectly, (a) design, develop, manufacture, market, sell or license any hardware or Software related to blockchain or distributed ledger technology; or (b) engage anywhere in the world in any business competitive with the Sellers Operations as conducted as of the date hereof; provided, however, that each Seller’s performance of its obligations under the Transition Services Agreement shall not constitute a breach of this Section 6(f). The Parties agree that the duration and geographic scope of the non-competition provision set forth in this Section 6(f) are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(g)           Proprietary Information. From and after the Closing, the Sellers shall not disclose or make use of (except to comply with, or pursue their rights under, this Agreement or any other Transaction Agreement) any knowledge, information or documents of a confidential nature or not generally known to the public relating solely to the Acquired Assets, except (i) to the extent that such knowledge, information or documents shall have become generally known by the public other than through improper disclosure by the Sellers or an Affiliate of any Seller and (ii) for confidential disclosures to their professional advisors. For the avoidance of doubt, for purposes of Intellectual Property Rights, the obligations of the Sellers to the Buyer set out in this Section 6(g) apply only to Sellers Owned IP. In addition, nothing in this Section 6(g) shall restrict any information that is required to be provided as part of any required Tax or other filings with any Governmental Entity or otherwise as required by Law.

(h)           Sharing of Data. Except as restricted by applicable law, the Buyer shall have the right for a period of 90 days following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of each Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are related to the Sellers’ operations and retained by the Sellers pursuant to the terms of this Agreement to the extent that the Buyer may reasonably require any of the foregoing to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, and the Sellers shall similarly have reasonable access for a period of 90 days following the Closing Date to the books, records and accounts included within the Acquired Assets to the extent that the Sellers may reasonably require them to comply with their obligations under applicable securities, tax, environmental, employment or other laws and regulations.

(i)            No Other Obligations or Liabilities. Notwithstanding anything to the contrary in this Agreement, the Sellers have no obligations or liabilities to the Buyer after the Closing other than as set forth in this Section 6 or Section 7 below or Section 5(d) above in the limited circumstance described therein or as expressly set forth in another Transaction Agreement.

7.             Miscellaneous.

(a)           Press Releases and Public Announcements. The Buyer and the Sellers agree to cooperate to draft mutually agreed separate press releases to be issued on the Closing Date or such other date as mutually agreed by each Seller and the Buyer. Other than such press releases, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the other Transaction Agreements without the prior written approval of the other Party; provided, however, that any Party or an Affiliate thereof may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making such disclosure or prior to such disclosing Party’s Affiliate making such disclosure).

(b)           Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that each Affiliate Transferee is an express third party beneficiary of the representations, warranties, agreements and covenants made by the Buyer in this Agreement, with the right and power to enforce such representations, warranties, agreements, and covenants (and to bring a claim for any breach thereof) as if a party hereto, regardless of whether the Sellers themselves are or are not able to bring the claim themselves. For clarity, the Buyer understands and agrees that (i) the Stock Consideration will be transferred and re-transferred after Closing to Affiliate Transferees, (ii) the Affiliate Transferees would be similarly impacted and harmed as the Sellers would be in the event of a breach of the representations, warranties, agreements and covenants made by the Buyer in this Agreement, and (iii) it is the Buyer’s express intention and agreement that the Affiliate Transferees are intended to be, and are, express beneficiaries of the representations, warranties, agreements and covenants made by the Buyer in this Agreement.

(c)           Entire Agreement. This Agreement (including the documents, exhibits and schedules referred to herein, including the other Transaction Agreements) constitutes the entire agreement between the Parties and supersedes any prior understandings, covenants, agreements, representations or warranties by or between the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement or the transactions contemplated by this Agreement.

(d)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported assignment in violation of this clause (d) shall be null and void.

(e)           Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)            Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one business day or two business days after being sent to the recipient by reputable overnight or second day courier service (charges prepaid); or (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, if receipt is confirmed other than by automated response, and addressed to the intended recipient as set forth below:

If to the Buyer:

Silvergate Capital Corporation

Attn: Chief Legal Officer

4250 Executive Square, Suite 300

La Jolla, CA 92037

With copy which shall not constitute notice but shall be required for notice to:

Holland & Knight LLP

800 17th St. NW, Suite 1100

Washington DC 20006

Attn: Kevin Houlihan

If to the Sellers:

Libra Association

c/o O’Melveny & Myers LLP

1999 Avenue of the Stars

8th Floor

Los Angeles, CA 90067

Attn: Brophy Christensen and Eric Zabinski

Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Party notice in the manner herein set forth.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of any other law.

(i)            Submission to Jurisdiction. Each party agrees and consents to the exclusive jurisdiction of The Chancery Court of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, the United States District Court for the District of Delaware, and the appellate courts thereto, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding relating hereto, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in such courts; provided that a judgment rendered by any such court may be enforced in any court having competent jurisdiction. Each party irrevocably consents to personal jurisdiction, service and venue in any such court. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)            Expenses and Transfer Taxes. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement and the performance of its obligations contemplated hereby; provided that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), in any case incurred in connection with the consummation of the Closing (“Transfer Taxes”) shall be paid 50% by the Buyer and 50% by the Sellers. The Buyer shall timely file any tax return or other document with respect to such Transfer Taxes that are payable to taxing authorities within the United States. The applicable Seller shall timely file any tax return or other document with respect to such Transfer Taxes that are payable to taxing authorities outside of the United States. The Parties will reasonably cooperate, to the extent reasonably requested and as permitted by applicable Law, in minimizing any such Transfer Taxes.

(m)          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n)           Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(o)          Additional Tax Matters.

(i)              All net income Taxes, franchise Taxes, business privilege taxes, and similar Taxes shall be borne by the Party primarily obligated for such Taxes under applicable law (excluding, for the avoidance of doubt, any liability of the Buyer as a transferee or successor). Taxes with respect to the Sellers’ operations or the Acquired Assets not described in the preceding sentence shall be the responsibility of the Sellers if allocable to a Pre-Closing Tax Period and shall be the responsibility of the Buyer if allocable to a Post-Closing Tax Period or the portion of any Straddle Period beginning after the Closing Date.

(ii)            For purposes of this Agreement, the portion of any real property, personal property or any other similar ad valorem Taxes (excluding, for the avoidance of doubt, a franchise or business privilege Tax measured by property) with respect to the Sellers’ operations or the Acquired Assets that are attributable to any Straddle Period will be apportioned between the pre-Closing and post-Closing portions of such Straddle Period in accordance with this Section 7(o)(ii). The portion of such Tax that is allocable to the pre-Closing portion of the Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and denominator of which is the number of days in the Straddle Period. The portion of Tax allocable to the portion of the Straddle Period after the Closing Date will be calculated in a corresponding manner. In the case of other Taxes, the amount allocable to each portion of the Straddle Period shall be determined as if the taxable period ended on the Closing Date.

(iii)           The Buyer and the Sellers shall, if and for so long as they are able to do so, furnish or cause to be furnished to each other, as promptly as practicable upon request from the other, such information and assistance in its possession or in the possession of its third party tax advisers relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(iv)           Unless otherwise required by law, Buyer and Sellers agree to treat the purchase and sale of the Acquired Assets as taxable purchase of assets for U.S. federal, state, and local income tax purposes and agree to report all taxable items with respect to the purchase and sale of the Acquired Assets on their respective tax returns consistent with such treatment.

[signature page follows]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first above written.

BUYER:

SILVERGATE CAPITAL CORPORATION
By:	/s/ Alan J. Lane
Name: Alan J. Lane
Title: President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first above written.

SELLER:

LIBRA ASSOCIATION		DIEM NETWORKS US HOLDCO, INC.

By:	/s/ Stuart Levey	By:	/s/ Stuart Levey
Name: Stuart Levey		Name: Stuart Levey
Title: CEO		Title: President

By:	/s/ Steve Bunnell
Name: Steve Bunnell
Title: Chief Legal Officer

DIEM NETWORKS US, INC.		DIEM NETWORKS II LLC

By:	/s/ Stuart Levey	By:	/s/ Stuart Levey
Name: Stuart Levey		Name: Stuart Levey
Title: CEO, President		Title: Chairman

DIEM LLC		DIEM NETWORKS LLC

By:	/s/ James Emmett	By:	/s/ Stuart Levey
Name: James Emmett		Name: Stuart Levey
Title: Chairman		Title: Chairman